UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALLY-HO VENTURES, INC.
a Delaware corporation
518 Oak Street #2
Glendale, CA 91204

I.R.S. Employer I.D. #: 43-1988543

Officers and Consultants Share Award Plan

Name and Address for Agent of Service:
Samuel Wierdlow, Inc.
4001 Kennett Pike #134
Wilmington, DE 19807

The Form S-8, as originally filed on May 10, 2005, provided for the issuance of two million shares of Common Stock of Tally-Ho Ventures, Inc., the Registrant. This amendment to the Form S-8 provides that Sara Stockdale has been issued five hundred thousand (500,000) shares at a price of $0.50 per share and has paid for the shares by cancelling her unpaid invoice with Tally-Ho in the amount of $250,000, for a total price paid of $250,000; and further that Malcolm Whitehead has been issued five hundred thousand (500,000) shares at a price of $0.50 per share and has paid for the shares by cancelling his unpaid invoice with Tally-Ho in the amount of $250,000, for a total price paid of $250,000; and further that Stan Medley has been issued twenty-four thousand three hundred thirty-three (24,333) shares at a price of $0.50 per share and has paid for the shares by cancelling his unpaid invoice with Tally-Ho in the amount of $12,167, for a total price paid of $12,167; and further that Tal L. Kapelner, President and Chairman of the Board of Directors of Tally-Ho, has been issued one hundred ten thousand (110,000) shares at a price of $0.50 per share and has paid for the shares by cancelling his unpaid invoice with Tally-Ho in the amount of $55,000, for a total price paid of $55,000; and further that Cheney A. Shapiro, Vice-President and Secretary and a Director of Tally-Ho, has been issued one hundred twenty thousand (120,000) shares at a price of $0.50 per share and has paid for the shares by cancelling her unpaid invoice with Tally-Ho in the amount of $60,000, for a total price paid of $60,000; and further that Ariella Kapelner, Treasurer of Tally-Ho, has been issued six hundred sixty-six thousand three hundred ninety two (666,392) shares at a price of $0.50 per share and has paid for the shares by cancelling her unpaid invoice with Tally Ho in the amount of $333,196, for a total price paid of $333,196.

The remaining seventy-nine thousand two hundred seventy five (79,275) shares registered under this Form S-8 are hereby deregistered.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on May 13, 2005.

TALLY-HO VENTURES, INC. BY: /S/ Tal L. Kapelner —————————————— Tal L. Kapelner President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

May 13, 2005	TALLY-HO VENTURES, INC.

BY: /S/ Tal L. Kapelner
——————————————
Tal L. Kapelner
President Principal Accounting Officer
and Chairman of the Board of Directors

BY: /S/ Cheney A. Shapiro
——————————————
Cheney A. Shapiro
Vice-President, Secretary and Director

BY: /S/ Ariella Kapelner
——————————————
Ariella Kapelner
Treasurer and Principal Financial Officer